UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

September 1, 2014

UNIFI, INC.

(Exact name of registrant as specified in its charter)

New York (State or Other Jurisdiction of Incorporation)	1-10542 (Commission File Number)	11-2165495 (IRS Employer Identification No.)

7201 West Friendly Avenue Greensboro, North Carolina (Address of Principal Executive Offices)	27410 (Zip Code)

Registrant’s telephone number, including area code: (336) 294-4410

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1.01.     ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Effective as of September 1, 2014, Unifi Manufacturing, Inc. (“UMI”), a subsidiary of Unifi, Inc. (the “Registrant”), entered into a new long-term Yarn Purchase Agreement (the “Agreement”) with Hanesbrands Inc. (“HBI”). The prior Yarn Purchase Agreement, dated November 6, 2009, between HBI and UMI, which had been extended through amendments while the parties negotiated the new Agreement, expired as of August 31, 2014.

Pursuant to the Agreement, HBI will purchase certain yarns (the “Products”) from UMI or other affiliates of the Registrant to fulfill a substantial portion of HBI’s Products requirements in the Western Hemisphere. The term of the Agreement will expire on June 30, 2018. However, the Agreement may be terminated earlier (a) by either party upon the occurrence of certain specified events, such as the insolvency of the other party or a breach of the terms of the Agreement by the other party, subject to a cure period; (b) by HBI upon the occurrence of certain specified events, such as if UMI fails to deliver Products in conformity with HBI’s specifications, subject to a cure period; or (c) by UMI due to nonpayment by HBI, subject to a cure period. The prices for the Products are either set forth in the Agreement or will be determined from time to time in accordance with the Agreement.

The above description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which will be filed as an exhibit to a future periodic report of the Registrant, with portions omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIFI, INC.

By:	/S/ W. RANDY EADDY
W. Randy Eaddy
General Counsel and Secretary

Dated:     September 5, 2014